Exhibit 10.19
January 19, 2005
Mr. Tom D. Kilgore
8100 Kennett Village Court
Raleigh, North Carolina 27615
Dear Tom:
The TVA Board has authorized me to offer you the position of President and Chief Operating Officer with the Tennessee Valley Authority in Knoxville, Tennessee Upon acceptance of this position, your annual compensation will be comprised of the following:

Annual Salary	$140,000
Annual Deferred Compensation	$510,000

Base Compensation	$650,000
Annual deferred compensation will be credited to your deferred compensation account on a monthly basis at the rate of 1/12th each month. You may elect to receive up to 50 percent of your annual deferred compensation in cash at the end of the fiscal year.
Additionally, you will be included as a participant in TVA’s Executive Annual and Long-Term Incentive Plans. Under the Annual Incentive Plan your annual incentive opportunity will be 70 percent of your base compensation beginning in fiscal year 2005-prorated based on the number of months you participate in the performance cycle. Under the Long-term Incentive Plan, your award opportunity will be 60 percent of your base compensation beginning with the performance cycle (FY 2003-2005) ending in fiscal year 2005. Actual annual and long-term incentive awards are based solely on organizational performance measured against performance goals established at the beginning of each performance period. For FY 2005, 30 percent of your annual incentive award will be based on TVA scorecard performance and 70 percent will be based on the average performance of all strategic business units. You will have an opportunity to elect to receive these awards in a lump-sum cash payment or have all or part of the awards credited to your deferred compensation account.
Due to the nature of this position, you will also be included as a participant in TVA’s Supplemental Executive Retirement Plan (SERP) at the Tier 1 level with the following modifications:

Mr. Tom D. Kilgore

January 19, 2005
•	If your employment terminates during the first five years (other than for cause as defined below), you will be entitled to SERP benefits and receive credit for eight years of service and the five-year vesting requirement will be waived.

•	If your employment terminates after five years of service, your SERP benefits will be based on your actual service plus three years.

•	The “Prior Employer Offset” will be waived.

•	The “Qualified Plan Offset” will be calculated based on the pension benefit you would be eligible to receive as a participant in TVA’s Cash Balance Benefit Structure with the years of credited service used for SERP benefit calculation purposes.

•	In the event of termination (other than for cause as defined below), your termination will be considered an approved termination under TVA’s SERP and a benefit equal to that calculated for an “Approved Termination” will be payable upon termination.
A general outline of how the SERP calculation works has been furnished to you to use in your consideration of this offer.
In addition, TVA will enter into a long-term deferred compensation agreement with you which will provide annual deferred compensation credits for a period of five years. Under the agreement, an initial credit of $300,000 will be made to your account within one month following your employment with TVA. This initial credit will be fully vested on the date it is contributed to your account. Subsequent credits of $300,000 will be made to your account on October 1, 2005, October 1, 2006, October 1, 2007, and October 1, 2008. You will be fully vested in the value of your account if you remain employed by TVA until the expiration of the agreement on September 30, 2009.
In the event you are not appointed as TVA’s Chief Executive Officer, TVA substantially reduces your duties, responsibilities, or compensation, or TVA materially breeches this agreement with you, and you terminate your employment with TVA, or if your employment is terminated for any reason other than “for cause” (as defined below), you will be provided a lump sum payment equal to one year’s annual compensation (including salary, annual deferred compensation, and the amount of the annual and long-term incentive you would have been eligible to receive based on the successful achievement of mid-level performance goals).
For purposes of this offer, termination “for cause” shall be considered to be under circumstances involving (1) conviction of a felony or crime of moral turpitude, or (2) illegal conduct involving dishonesty, fraud, or gross negligence that directly results in significant economic harm to TVA.
TVA also offers to provide you a lump sum payment in the amount of $35,000, less applicable taxes, as a vehicle allowance, which is intended to be used to lease a vehicle for personal and official business for 36 months. It is understood that you will elect whether to receive this payment within 90 days of your employment. In the event your employment terminates prior to the expiration of the lease, you will be required to

Mr. Tom D. Kilgore

January 19, 2005
repay a portion of the payment for the months remaining in the 36-month period unless the termination is mutually agreed upon by you and TVA. If you choose not to request this allowance, you will be assigned a TVA vehicle for official business only. In addition, TVA will provide you a one-time recruitment incentive payment of $150,000.
In connection with your move to Tennessee, TVA will pay for the actual and reasonable travel and moving expenses for you and your immediate family. TVA’s Relocation Services Program is available to assist you in the sale of your present home. Louise Grishom of our Shared Resources organization will forward information to you regarding this program.
TVA also provides employee benefits which are described in materials that will be sent to you under separate cover. You will be covered by the federal leave laws and, based on your prior years of federal service, you will receive a minimum of four weeks of annual leave. The TVA Retirement System, of which you will become a member, provides for vesting after five years of full-time service, except that eligibility for death benefits vests immediately. Your employment will be subject to the usual employment procedures and satisfactory results of a security investigation, which will include a drug screen. As we have discussed, this position will also require a top secret security clearance.
Please let me know if you accept our offer and the date that you wish to report.
If you have questions, or if I can be of assistance in any way, please do not hesitate to call me at (865) 632-6307. We look forward to working with you.
Sincerely,

/s/ John E. Long, Jr.
John E. Long, Jr.

Tom D. Kilgore

Date